Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated March 16, 2026 (May 4, 2026, as to the effects of the reverse stock split discussed in Note 19), relating to the financial statements of Odyssey Therapeutics, Inc. We also consent to the reference to us under the heading "Experts" in such registration statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 4, 2026